Exhibit 99.1

For Immediate Release

Eric Loughmiller

Executive Vice President & Chief Financial Officer

(317) 249-4254

eric.loughmiller@adesa.com

KAR Holdings, Inc. Reports First Quarter 2008 Results

Carmel, IN, May 13, 2008 — KAR Holdings, Inc. today reported its first quarter financial results for the three months ended March 31, 2008. For the first quarter of 2008, the company reported revenue of $462.1 million as compared with first quarter 2007 revenue of $396.4 million for the combined companies of ADESA, Inc. (“ADESA”) and Insurance Auto Auctions, Inc. (“IAAI”), an increase of 17%. Adjusted EBITDA, excluding pro forma adjustments for recent acquisitions and cost savings, as defined in the company’s senior credit facility dated April 20, 2007, increased 6.9% to $111.3 million in the first quarter of 2008, as compared with first quarter 2007 adjusted EBITDA of $104.1 million for the combined companies of ADESA and IAAI.

Earnings Conference Call Information

KAR Holdings, Inc. will also be hosting an earnings conference call on Wednesday, May 14, 2008 at 11:00 a.m. EDT (10:00 a.m. CDT). The call will be hosted by KAR Holdings’ Chairman and Chief Executive Officer Brian Clingen and Executive Vice President and Chief Financial Officer Eric Loughmiller. The conference call may be accessed by calling 1-888-263-2744 and entering participant passcode 2483418.

About KAR Holdings, Inc.

KAR Holdings, Inc. is the holding company for ADESA, a leading provider of wholesale used vehicle auctions whose operations span North America with 60 used vehicle sites, Insurance Auto Auctions, Inc., a leader in total automotive loss control and specialty salvage services in the United States whose operations span North America with 149 sites and Automotive Finance Corporation, the premier capital funding source for the used vehicle industry with 94 sites across North America. For further information on KAR Holdings Inc., ADESA, Insurance Auto Auctions, Inc. or Automotive Finance Corporation, visit the company’s Web site at http://www.karholdingsinc.com.

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KAR Holdings, Inc.

Consolidated Statements of Operations

(In millions) (Unaudited)

	Three Months Ended March 31, 2008	Three Months Ended March 31, 2007
	KAR	ADESA	IAAI
Operating revenues
ADESA Auction Services	$285.1	$266.5	$—
IAAI Salvage Services	142.1	—	92.2
AFC	34.9	37.7	—

Total operating revenues	462.1	304.2	92.2
Operating expenses
Cost of services (exclusive of depreciation and amortization)	265.6	153.0	61.2
Selling, general and administrative	95.9	69.3	15.4
Depreciation and amortization	47.3	12.1	6.6
Transaction expenses	—	2.4 (1)	—

Total operating expenses	408.8	236.8	83.2

Operating profit	53.3	67.4	9.0

Interest expense	57.6	6.3	8.4
Other (income) expense, net	2.6	(1.1)	(0.3)

Income (loss) from continuing operations before income taxes	(6.9)	62.2	0.9
Income taxes	(3.7)	24.1	0.5

Income (loss) from continuing operations	(3.2)	38.1	0.4
Loss from discontinued operations, net of income taxes	—	(0.1)	—

Net income (loss)	$(3.2)	$38.0	$0.4

(1)	Expenses related to the Merger Agreement between ADESA and a group of private equity funds, consisting primarily of legal and professional fees associated with the Merger.

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KAR Holdings, Inc.

Condensed Consolidated Balance Sheets

(In millions)

(Unaudited)

	March 31, 2008	December 31, 2007
Cash and cash equivalents	$173.9	$204.1
Restricted cash	19.6	16.9
Trade receivables, net of allowances	395.2	278.3
Finance receivables, net of allowances	221.6	246.9
Retained interests in finance receivables sold	77.0	71.5
Other current assets	86.5	84.1

Total current assets	973.8	901.8

Goodwill	1,689.6	1,617.6
Customer relationships, net of accumulated amortization	858.0	844.4
Intangible and other assets	388.4	393.8
Property and equipment, net of accumulated depreciation	773.7	773.2

Total assets	$4,683.5	$4,530.8

Current liabilities, excluding current maturities of debt	$592.2	$444.1
Current maturities of debt	43.4	15.6

Total current liabilities	635.6	459.7

Long-term debt	2,597.1	2,601.1
Other non-current liabilities	457.0	456.4
Stockholders’ equity	993.8	1,013.6

Total liabilities and equity	$4,683.5	$4,530.8

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KAR Holdings, Inc.

EBITDA and Adjusted EBITDA

EBITDA and Adjusted EBITDA

EBITDA and Adjusted EBITDA, as presented herein, are supplemental measures of the Company’s performance that are not required by, or presented in accordance with, generally accepted accounting principles in the United States (“GAAP”). They are not measurements of the Company’s financial performance under GAAP and should not be considered as alternatives to revenues, net income (loss) or any other performance measures derived in accordance with GAAP or as alternatives to cash flow from operating activities as measures of the Company’s liquidity.

EBITDA is defined as net income (loss), plus interest expense net of interest income, income tax provision (benefit), depreciation and amortization. The Company calculates Adjusted EBITDA by adjusting EBITDA for the items of income and expense and expected incremental revenue and cost savings as described in the Company’s $1,865 million senior credit facility. Management believes that the inclusion of supplementary adjustments to EBITDA applied in presenting Adjusted EBITDA is appropriate to provide additional information to investors about one of the principal internal measures of performance used by the Company. Management uses the Adjusted EBITDA measure to evaluate the performance of the Company and to evaluate results relative to incentive compensation targets. Adjusted EBITDA per the Credit Agreement adds the pro forma impact of recent acquisitions and the pro forma costs savings per the credit agreement to Adjusted EBITDA. This measure is used by the Company’s creditors in assessing debt covenant compliance and management believes its inclusion is appropriate to provide additional information to investors about certain covenants required pursuant to the Company’s senior secured credit facility and the notes. EBITDA, Adjusted EBITDA and Adjusted EBITDA per the Credit Agreement measures have limitations as analytical tools, and should not be considered in isolation, or as a substitute for analysis of the results as reported under GAAP. These measures may not be comparable to similarly titled measures reported by other companies.

Certain of the Company’s loan covenant calculations require financial results for the most recent four consecutive fiscal quarters, with combined results for ADESA and IAAI prior to the merger. The calculation of Adjusted EBITDA (per the credit agreement) for the last twelve months ended March 31, 2008, presented below, includes a pro forma adjustment for anticipated cost savings related to the merger totaling $10.5 million net of realized cost savings. The adjustment relates to anticipated costs savings for redundant selling, general and administrative costs for the salvage operations. The following table reconciles EBITDA, Adjusted EBITDA and Adjusted EBITDA per the Credit Agreement to net income (loss) for the periods presented:

(In millions) (Unaudited)	Three Months Ended				Twelve Months Ended March 31, 2008
	June 30, 2007	September 30, 2007	December 31, 2007	March 31, 2008
Net income (loss)	$(7.3)	$(8.6)	$(34.3)	$(3.2)	$(53.4)
Add back:
Income taxes	4.6	3.7	(16.5)	(3.7)	(11.9)
Interest expense, net of interest income	46.6	56.3	56.0	56.8	215.7
Depreciation and amortization	32.2	39.6	59.8	47.3	178.9

EBITDA	76.1	91.0	65.0	97.2	329.3

Nonrecurring charges	5.7	4.9	12.4	6.8	29.8
Nonrecurring transaction charges	22.4	—	—	—	22.4
Noncash charges	1.0	0.9	9.5	6.4	17.8
Advisory services	0.8	0.9	0.8	0.9	3.4

Adjusted EBITDA	106.0	97.7	87.7	111.3	402.7

Pro forma impact of recent acquisitions	4.5	3.9	0.1	1.1	9.6
Pro forma cost savings per the Credit Agreement				3.0	3.0

Adjusted EBITDA per the Credit Agreement	$110.5	$101.6	$87.8	$115.4	$415.3

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